Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Kentucky Investors, Inc. and Affiliated Companies Retirement Savings Plan and Trust (the "Plan") of (a) our report dated March 12, 2004, with respect to the consolidated financial statements and schedules of Kentucky Investors, Inc. included in Kentucky Investors, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2003 and (b) our report dated April 18, 2003 with respect to the consolidated financial statements and schedules of the Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 2002, both filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Cincinnati, Ohio
May 20, 2004